Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-204845 on Form S-8 and the Registration Statement No. 333-209455 on Form F-3 of our reports dated July 12, 2018, relating to the consolidated financial statements of Mitsubishi UFJ Financial Group, Inc. (“MUFG”) and subsidiaries (together, the “MUFG Group”) and the effectiveness of the MUFG Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the MUFG Group for the year ended March 31, 2018.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan

July 12, 2018